Exhibit 99.1

Severn Bancorp, Inc.

For Immediate Release	Contact:
Vance Adkins
Chief Financial Officer
Email: vadkins@severnbank.com
Phone: 410.260.2000

Severn Bancorp, Inc. Announces Fourth Quarter Earnings

Annapolis, MD, February 1, 2021 (PRNewswire) – Severn Bancorp, Inc. (the Company) (NASDAQ: SVBI), the parent company of Severn Bank (the Bank), reported net income of $2.5 million for the fourth quarter ended December 31, 2020 and $6.7 million for the year ended December 31, 2020 compared to $1.2 million and $8.3 million for the same periods in 2019. Earnings per share on a fully diluted basis were $0.20 for the fourth quarter and $0.52 per share for the year ended 2020, down from $0.09 and $0.64 per share, respectively, from the fourth quarter and year ended 2019.

Response to COVID-19

The Company continues to monitor the impact of the COVID-19 pandemic and is attempting to keep employees and customers safe through remote working, social distancing, wearing masks, appointment-only branch banking, and following other protocols that are designed to avoid COVID-19 exposure.

The Company is closely monitoring the effects of the pandemic on our loan and deposit customers. Our management team is focused on assessing the risks in our loan portfolio and working with customers to minimize losses. The Company also continued to participate in the SBA Paycheck Protection Program (PPP) to help disburse loans to our business customers to provide them with additional working capital.

“The Company had a successful fourth quarter, our best quarter of 2020. The continued high volume of residential mortgage originations and growth of commercial relationships and new personal accounts has contributed well to earnings. The Bank continues to be a strong resource to the local business community, while originating a record amount of residential mortgages,” said Alan J. Hyatt, President and Chief Executive Officer. “Even at a time of economic uncertainty, Severn Bank emerged strong and well poised to weather any upcoming economic challenges,” Mr. Hyatt said.

Income Statement

Net interest income was $7.6 million for the fourth quarter ended December 31, 2020 and $27.5 million for the year ended December 31, 2020 compared to $6.9 million and $30.5 million for the same periods in 2019. The year over year decreases in interest income was driven by lower volumes of earning assets, particularly from significantly lower interest rates earned on medical-use cannabis related deposits that were invested in fed funds or interest bearing deposits with other banks and earned higher interest income during 2019. Also, loan interest income decreased from lower average loan volumes as well as lower yielding PPP loans, which was slightly offset by a reduction in interest expense from lower deposit rates and less reliance on borrowings.

Provision expense was $50 thousand for the fourth quarter ended December 31, 2020 and $900 thousand for the year ended December 31, 2020 compared to no provision and a negative provision of $500 thousand for the same periods in 2019. The ratio of the allowance for loan losses to gross loans was 1.35% at December 31, 2020. Excluding PPP loans, the ratio of the allowance for loan losses to gross loans was 1.42% at December 31, 2020, higher than the 1.11% level at December 31, 2019. The primary drivers of the increased percentage of the allowance to total loans were increases in qualitative factors from the impact of the COVID-19 pandemic and net recoveries during the year.

Noninterest income was $4.8 million for the fourth quarter ended December 31, 2020 and $15.8 million for the year ended December 31, 2020 compared to $2.6 million and $10.3 million for the same periods in 2019. Growth in mortgage banking production continued to contribute significantly to the increases in noninterest income.

Noninterest expense was $9.0 million for the fourth quarter ended December 31, 2020 and $33.1 million for the year ended December 31, 2020 compared to $7.7 million and $29.7 million for the same periods in 2019. There were higher commissions paid to mortgage loan officers from increased production and higher occupancy and staffing costs as a result of a new branch in Crofton being opened during the 4th quarter of 2019.

Balance Sheet

Total assets increased $127 million to $953 million at December 31, 2020 from $826 million at December 31, 2019. The increase in assets was primarily in federal funds and interest bearing deposits in other banks as well an increased bond portfolio and higher loans held for sale. Deposits also increased by $145 million from December 31, 2019. The increase in deposits was primarily the result of short term, medical-use cannabis related funds that account holders maintain at the Bank prior to pursuing other longer term investment opportunities. Management is aware of the short term nature of certain medical-use cannabis related deposits and offset those funds by maintaining short term liquidly to meet any deposit outflows.

About Severn Bank

Founded in 1946, Severn Bank is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending. It offers seven branches located in Annapolis, Edgewater, Severna Park, Lothian/Wayson’s Corner, Crofton, and Glen Burnie, Maryland. The Bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution. Severn Bank is on the Web at www.severnbank.com.

# # #

Forward Looking Statements

In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements contained herein include, but are not limited to, those with respect to management’s determination of the amount of loan loss reserve and statements about the economy. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements. The Company’s operations and actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences include, but are not limited to, changes in the economy and interest rates both in the nation and in the Company’s general market area, federal and state regulation, competition, the rapidly changing uncertainties related to the Covid-19 pandemic including, but not limited to, the potential adverse effect of the pandemic on the economy, our employees and customers, and our financial performance, and other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Severn Bancorp, Inc.

Consolidated Balance Sheets

(dollars in thousands)

(Unaudited)

	December 31, 2020	December 31, 2019*	$ Change	% Change
Balance Sheet Data:

ASSETS
Cash	$4,819	$2,892	$1,927	67%
Federal funds and interest bearing deposits in other banks	151,790	85,301	66,489	78%
Certificates of deposit held as investment	3,580	7,540	(3,960)	-53%
Investment securities available for sale, at fair value	65,098	12,906	52,192	404%
Investment securities held to maturity	15,943	25,960	(10,017)	-39%
Loans held for sale, at fair value	36,299	10,910	25,389	233%
Loans receivable	642,882	645,685	(2,803)	0%
Allowance for loan losses	(8,670)	(7,138)	(1,532)	21%
Accrued interest receivable	2,576	2,458	118	5%
Foreclosed real estate, net	1,010	2,387	(1,377)	-58%
Premises and equipment, net	20,940	22,144	(1,204)	-5%
Restricted stock investments	1,236	2,431	(1,195)	-49%
Bank owned life insurance	5,517	5,377	140	3%
Deferred income taxes, net	1,145	863	282	33%
Prepaid expenses and other assets	8,388	6,318	2,070	33%

Total Assets	$952,553	$826,034	$126,519	15%

LIABILITIES AND STOCKHOLDERS EQUITY
Deposits	$806,456	$661,049	$145,407	22%
Borrowings	10,000	35,000	(25,000)	-71%
Subordinated debentures	20,619	20,619	—	0%
Accounts payable and accrued expenses	5,831	4,779	1,052	22%

Total Liabilities	842,906	721,447	121,459	17%

Common stock	128	128	—	0%
Additional paid-in capital	66,251	65,944	307	0%
Retained earnings	43,216	38,560	4,656	12%
Accumulated comprehensive income (loss)	52	(45)	97	-216%

Total Stockholders' Equity	109,647	104,587	5,060	5%

Total Liabilities and Stockholders' Equity	$952,553	$826,034	$126,519	15%

*

During 2020, the Company corrected an immaterial accounting error related to $885,000 of deferred tax assets (“DTAs”) recorded in years prior to 2020 by the holding company. These DTAs were related to state net operating losses which accumulated over the span of many years.  As the holding company has not previously generated taxable income and continues to generate no taxable income it has no ability to utilize the NOLs. To correct this immaterial accounting error, the Company recorded an adjustment to 2019's opening retained earnings in the amount of $793,000 and additional tax expense of $22,000 and $92,000 (the amounts deemed applicable for 2019) for the quarter and year ended December 31, 2019, respectively.

Severn Bancorp, Inc.

Consolidated Income Statements

(dollars in thousands)

(Unaudited)

Quarterly income statement results:	Three Months Ended December 31,
	2020	2019*	$ Change	% Change

Interest Income

Interest on loans	$8,313	$8,662	$(348)	-4%
Interest on securities	327	206	121	59%
Other interest income	53	321	(268)	-83%

Total interest income	8,693	9,189	(496)	-5%

Interest Expense

Interest on deposits	930	1,851	(921)	-50%
Interest on long term borrowings	173	410	(237)	-58%

Total interest expense	1,103	2,261	(1,158)	-51%

Net interest income	7,590	6,928	662	10%

Provision for loan losses	50	—	50	0%

Net interest income after provision for loan losses	7,540	6,928	612	9%

Noninterest Income

Mortgage-banking revenue	2,920	832	2,088	251%
Real Estate Commissions	357	544	(187)	-34%
Real Estate Management Income	176	157	19	12%
Other noninterest income	1,386	1,043	343	33%

Total noninterest income	4,839	2,576	2,263	88%

Net interest income plus noninterest income after provision for loan losses	12,379	9,504	2,875	30%

Noninterest Expense

Compensation and related expenses	6,505	5,239	1,266	24%
Net Occupancy & Depreciation	432	520	(88)	-17%
Net Costs of Foreclosed Real Estate	(65)	(82)	17	-21%
Other	2,079	2,051	28	1%

Total noninterest expense	8,951	7,728	1,223	16%

Income before income tax provision	3,428	1,776	1,652	93%

Income tax provision	922	591	331	56%

Net income	$2,506	$1,185	$1,321	111%

*

During 2020, the Company corrected an immaterial accounting error related to $885,000 of deferred tax assets (“DTAs”) recorded in years prior to 2020 by the holding company. These DTAs were related to state net operating losses which accumulated over the span of many years.  As the holding company has not previously generated taxable income and continues to generate no taxable income it has no ability to utilize the NOLs. To correct this immaterial accounting error, the Company recorded an adjustment to 2019's opening retained earnings in the amount of $793,000 and additional tax expense of $22,000 and $92,000 (the amounts deemed applicable for 2019) for the quarter and year ended December 31, 2019, respectively.

Severn Bancorp, Inc.

Consolidated Income Statements

(dollars in thousands)

(Unaudited)

Year-to-Date income statement results:	Year Ended December 31,
	2020	2019*	$ Change	% Change

Interest Income

Interest on loans	$32,330	$36,201	$(3,871)	-11%
Interest on securities	1,034	930	104	11%
Other interest income	547	2,679	(2,132)	-80%

Total interest income	33,911	39,810	(5,899)	-15%

Interest Expense

Interest on deposits	5,252	7,350	(2,098)	-29%
Interest on long term borrowings	1,139	1,953	(814)	-42%

Total interest expense	6,391	9,303	(2,912)	-31%

Net interest income	27,520	30,507	(2,987)	-10%

Provision for loan losses	900	(500)	1,400	-280%

Net interest income after provision for loan losses	26,620	31,007	(4,387)	-14%

Noninterest Income

Mortgage-banking revenue	9,466	3,747	5,719	153%
Real Estate Commissions	1,213	1,834	(621)	-34%
Real Estate Management Income	646	627	19	3%
Other noninterest income	4,489	4,056	433	11%

Total noninterest income	15,814	10,264	5,550	54%

Net interest income plus noninterest income after provision for loan losses	42,434	41,271	1,164	3%

Noninterest Expense

Compensation and related expenses	23,183	19,738	3,446	17%
Net Occupancy & Depreciation	1,780	1,703	77	4%
Net Costs of Foreclosed Real Estate	(23)	172	(195)	-113%
Other	8,112	8,048	64	1%

Total noninterest expense	33,052	29,661	3,391	11%

Income before income tax provision	9,382	11,610	(2,228)	-19%

Income tax provision	2,676	3,328	(652)	-20%

Net income	$6,706	$8,282	$(1,576)	-19%

*

During 2020, the Company corrected an immaterial accounting error related to $885,000 of deferred tax assets (“DTAs”) recorded in years prior to 2020 by the holding company. These DTAs were related to state net operating losses which accumulated over the span of many years.  As the holding company has not previously generated taxable income and continues to generate no taxable income it has no ability to utilize the NOLs. To correct this immaterial accounting error, the Company recorded an adjustment to 2019's opening retained earnings in the amount of $793,000 and additional tax expense of $22,000 and $92,000 (the amounts deemed applicable for 2019) for the quarter and year ended December 31, 2019, respectively.

Severn Bancorp, Inc.

Selected Financial Data

(dollars in thousands, except per share data)

(Unaudited)

	Year Ended December 31,		Three Months Ended December 31,
	2020	2019***	2020	2019***
Per Share Data:	.
Basic earnings per share	$0.52	$0.65	$0.20	$0.09
Diluted earnings per share	$0.52	$0.64	$0.20	$0.09
Average basic shares outstanding	12,816,415	12,780,980	12,827,030	12,798,480
Average diluted shares outstanding	12,831,787	12,855,351	12,837,972	12,859,916

Performance Ratios:
Return on average assets	0.77%	0.91%	1.11%	0.53%
Return on average equity	6.24%	8.07%	9.34%	4.51%
Net interest margin	3.29%	3.50%	3.50%	3.26%
Efficiency ratio**	76.32%	72.33%	72.54%	82.17%

	December 31, 2020	December 31, 2019
Asset Quality Data:
Non-accrual loans	$4,380	$4,242
Foreclosed real estate	$1,010	$2,387
Total non-performing assets	$5,390	$6,629
Total non-accrual loans to total loans	0.68%	0.66%
Total non-accrual loans to total assets	0.46%	0.51%
Allowance for loan losses	$8,670	$7,138
Allowance for loan losses to total loans	1.35%	1.11%
Allowance for loan losses to loans, net of PPP loans	1.42%	1.11%
Allowance for loan losses to total
non-accrual loans	197.9%	168.3%
Total non-performing assets to total assets	0.57%	0.80%
Non-accrual troubled debt restructurings (included above)	$163	$85
Performing troubled debt restructurings	$6,589	$8,858
Loan to deposit ratio	79.7%	97.7%

**     This non-GAAP financial measure is calculated as noninterest expenses less OREO expenses divided by net interest income plus noninterest income

***     Earnings per share amounts, performance ratios, and the ratio of nonperforming assets to total assets for 2019 have been updated to reflect the immaterial correction of an error described above.